Putnam RetirementReady 2045 Fund
1/31/07 Semi Annual
Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 (000s omitted)
Class A	 339
Class B	   1
Class C 	   *

72DD2 (000s omitted)
Class M	   *
Class R	   1
Class Y	 211

73A1
Class A	1.317
Class B	0.957
Class C	0.784

73A2
Class M	0.771
Class R	1.383
Class Y	1.461

74U1 (000s omitted)
Class A	 282
Class B	   2
Class C	   *

74U2 (000s omitted)
Class M	   *
Class R	   1
Class Y	 156

* Represents less than 1(000s omitted)

74V1
Class A	78.40
Class B	75.82
Class C	76.32

74V2
Class M	76.57
Class R	79.83
Class Y	86.04

Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.